News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Third Quarter 2019 Results and Updates Full Year Outlook

Third Quarter 2019 Highlights

•	Net sales increased 7% to $927 million
•	Income from operations increased 15% to $194 million; Adjusted Income from Operations(1) increased 13% to $194 million
•	Adjusted EBITDA including unconsolidated joint ventures(1) increased 7% to $253 million
•	Diluted EPS decreased to $0.95 from $1.06, because diluted EPS for the third quarter 2018 included a $0.16 net benefit from discrete items attributable to U.S. tax reform
•	Adjusted Diluted EPS(1) increased to $0.95 from $0.91
•	Returned $36 million of cash to stockholders in the form of both dividends and share repurchases

Updated FY 2019 Outlook

•	Net sales expected to increase high single digits, up from a previous estimate of mid-to-high single digits
•	Adjusted EBITDA including unconsolidated joint ventures(1) expected to be $895 million-$905 million, up from a previous estimate of $870 million-$880 million

EAGLE, ID (April 2, 2019) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal third quarter 2019 results and updated its full year outlook.

“Our base business in North America and Asia continued to drive solid sales and earnings growth in the third quarter, more than offsetting softer results in Europe that are being affected by a historically poor potato crop,” said Tom Werner, President and CEO. “Strong execution by our commercial teams drove an overall good balance of price/mix improvement and volume growth, while our supply chain team generated operating efficiencies and cost savings to expand gross margins. In addition, we continued to make good progress on our initiatives to invest in production capacity, as well as operating, sales and product innovation capabilities that we believe will support sustainable, profitable growth over the long term. With our solid third quarter results, operating momentum and favorable trends in global demand, we have again raised our annual outlook for sales growth and EBITDA.”

Summary of Third Quarter FY 2019 Results
($ in millions, except per share)

		Year-Over-Year		Year-Over-Year
	Q3 2019	Growth Rates	YTD 2019	Growth Rates
Net sales	$926.8	7%	$2,753.1	10%
Income from operations	$193.8	15%	$520.4	17%
Net income attributable to Lamb Weston	$141.4	(10%)	$368.2	16%
Diluted EPS	$0.95	(10%)	$2.42	13%

Adjusted EBITDA including unconsolidated joint ventures(1)	$253.2	7%	$688.9	11%
Adjusted Diluted EPS(1)	$0.95	4%	$2.48	23%

Q3 2019 Commentary

Net sales increased $63.4 million to $926.8 million, up 7 percent versus the year-ago period. Volume increased 4 percent, primarily driven by growth in the Company’s Global segment. Price/mix increased 3 percent due to pricing actions and favorable mix. Approximately 2 percentage points of the volume increase, and $18.5 million of the net sales increase, related to increased revenue for customized products made to customers’ unique recipes for which the timing of revenue recognition changed with the Company’s adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (“new revenue standard”) at the beginning of fiscal 2019 (see footnote (1) to the Consolidated Statements of Earnings below).

Income from operations rose 15 percent to $193.8 million versus the year-ago period, which included $1.7 million of pre-tax costs in the prior year period related to the Company’s separation from Conagra Brands, Inc. (formerly ConAgra Foods, Inc., “Conagra”) on November 9, 2016.

Excluding this comparability item, income from operations grew $22.9 million, or 13 percent, driven by higher sales and gross profit. Gross profit increased $31.1 million due to favorable price/mix, volume growth and supply chain efficiency savings, as well as a $5.7 million benefit related to an increase in sales of customized products under the new revenue standard. This increase was partially offset by input, manufacturing and transportation cost inflation. In addition, gross profit included a $4.0 million gain related to unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts in the current quarter, compared with a $1.3 million loss related to these items in the prior year period.

The rise in gross profit was partially offset by an $8.2 million increase in selling, general and administrative expenses (“SG&A”), excluding comparability items. The increase was largely driven by higher expenses related to information technology services and infrastructure, as well as investments in the Company’s sales, marketing and operating capabilities. In addition, advertising and promotional expense increased approximately $1 million versus the prior year period.

Adjusted EBITDA including unconsolidated joint ventures(1) increased $15.6 million to $253.2 million, up 7 percent versus the prior year period, primarily due to growth in income from operations and an approximate $4 million incremental benefit from acquiring the remaining 50.01% equity interest in the Company’s joint venture (the “BSW Acquisition”), Lamb Weston BSW, LLC (“Lamb Weston BSW”), partially offset by lower equity method investment earnings.

Diluted EPS decreased $0.11, or 10 percent, to $0.95. The prior year quarter included a $0.16 net discrete benefit (as described below) attributable to the effects of the U.S. Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017.

Adjusted Diluted EPS(1) increased $0.04, or 4 percent, to $0.95. The increase primarily reflects growth in income from operations, which included a $0.02 benefit from the adoption of the new revenue standard, and an  approximately $0.02 benefit from the BSW Acquisition, partially offset by lower equity method investment earnings and higher tax expense.

The Company’s effective tax rate(2) in the third quarter of fiscal 2019 was 21.9 percent. The lower rate in the third quarter of fiscal 2018 of 4.5 percent versus 21.9 percent in the current year period is primarily attributable to the effects of the Tax Act. The third quarter of fiscal 2018 included an approximate $24 million, or $0.16 per share, net discrete benefit, comprised of a $38.7 million benefit from the estimated impact of remeasuring the Company’s net U.S. deferred tax liabilities on the Company’s balance sheet at a lower tax rate, partially offset by a $14.7 million transition tax on the Company’s previously untaxed foreign earnings. Since the Company was required to record the effect of changes in enacted tax laws or rates in the interim period in which the change occurred, the Company recorded an approximate $14 million benefit from a lower U.S. statutory tax rate, in the third quarter of fiscal 2018, on earnings reported in the first half of fiscal 2018. As a result, the effective tax rate for the third quarter of fiscal 2018, excluding the approximate $38 million of tax benefits attributable to the effects of the Tax Act, was 27.2%, which is higher than the 21.9% effective tax rate in the third quarter of fiscal 2019, primarily because the timing of the Company’s fiscal year-end resulted in an approximate 29% U.S. statutory rate in fiscal 2018, compared with a 21% U.S. statutory rate in fiscal 2019.

Q3 2019 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q3 2019	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$498.2	11%	2%	9%
Segment product contribution margin(1)	$128.8	13%

Net sales for the Global segment, which is comprised of the top 100 North American based restaurant chain customers as well as the Company’s international business, increased $49.5 million to $498.2 million, up 11 percent compared to the prior year period. Volume increased 9 percent, driven by growth in sales to strategic customers in the U.S. and key international markets, as well as the benefit of limited time product offerings. Price/mix increased 2 percent, largely reflecting pricing adjustments associated with multi-year contracts. Approximately 4 percentage points of the volume increase, and $16.6 million of the net sales increase, related to an increase in the sale of customized products.

Global segment product contribution margin(1) increased $14.9 million to $128.8 million, up 13 percent compared to the prior year period. Favorable price/mix, volume growth and supply chain efficiency savings drove the increase, more than offsetting input, manufacturing and transportation cost inflation.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q3 2019	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$265.5	5%	4%	1%
Segment product contribution margin(1)	$94.8	6%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains outside the top 100 North American based restaurant chain customers, increased $12.0 million to $265.5 million, up 5 percent compared to the prior year period, and included a negative $0.2 million impact from the adoption of the new revenue standard.  Price/mix increased 4 percent, primarily reflecting pricing actions initiated in the fall of 2018, as well as improved mix. Volume increased 1 percent, led by growth in branded products.

Foodservice segment product contribution margin(1) increased $5.3 million to $94.8 million, up 6 percent compared to the prior year period, as favorable price/mix and supply chain efficiency savings more than offset input, manufacturing and transportation cost inflation.

Retail

Retail Segment Summary

		Year-Over-Year
	Q3 2019	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$129.0	(1%)	1%	(2%)
Segment product contribution margin(1)	$29.1	(4%)

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant and club customers in North America, declined $1.2 million to $129.0 million, down 1 percent compared to the prior year period, and included a $0.5 million benefit from the adoption of the new revenue standard. Price/mix increased 1 percent, largely due to improved mix. Despite a significant increase in shipments of branded products, volume declined 2 percent, primarily due to the timing of private label product shipments in the prior year period.

Retail segment product contribution margin(1) declined $1.2 million to $29.1 million, down 4 percent compared to the prior year period, as input, manufacturing and transportation cost inflation, along with lower sales volumes, more than offset favorable price/mix. Advertising and promotional expense also increased versus the prior year period, primarily in support of Grown in Idaho branded products.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in Europe and the U.S. were $14.2 million and $26.4 million for the third quarter of fiscal 2019 and 2018, respectively. These amounts included a $0.9 million unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current quarter and a $2.5 million gain related to these items in the prior year quarter. Excluding these adjustments, earnings from equity method investments declined $8.8 million compared to the prior year period, largely reflecting higher raw potato prices and lower sales volumes associated with a poor crop in Europe.

Outlook

The Company updated its outlook for fiscal year 2019 as follows:

FY 2019 Outlook Summary

Net sales growth rate	High Single Digits

Adjusted EBITDA including unconsolidated joint ventures(1)	$895 million to $905 million

Interest expense	Approximately $110 million

Effective tax rate(2) excluding comparability items	22% to 23%

Cash used for capital expenditures	Approximately $350 million

As summarized in the table above, the Company expects:

•	Net sales to grow high single digits. The Company’s previous estimate was for net sales to grow mid-to-high single digits.
•

Adjusted EBITDA including unconsolidated joint ventures(1) in the range of $895  million to $905 million, an increase from the Company’s previous estimate of $870 million to $880 million. For fiscal 2019, the Company expects:

o	The rate of gross profit dollar growth to be more than net sales growth.
o

To incur significantly higher SG&A as it invests to upgrade its information systems and enterprise resource planning infrastructure, as well as sales, marketing, innovation, operations and other functional capabilities, designed to drive operating efficiencies and support future growth.

o	Equity method investment earnings to decline versus the prior year, reflecting the effect of significantly higher raw potato prices in Europe due to a poor crop.
o	An $8 million to $10 million benefit from the BSW Acquisition.

In addition, the Company expects:

•	Total interest expense to be approximately $110 million.

•	An effective tax rate(2) of 22 percent to 23 percent, down from the Company’s previous estimate of approximately 23 percent.

•	Cash used for capital expenditures of approximately $350 million.

•	Total depreciation and amortization expense of approximately $150 million.

End Notes

(1)

Adjusted EBITDA including unconsolidated joint ventures, Adjusted Income from Operations, Adjusted Diluted EPS and segment product contribution margin are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of earnings guidance provided on a non-GAAP basis, and the reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its third quarter 2019 results at 10:00 a.m. ET today. Investors and analysts may access the call toll-free by dialing (888) 394-8218, and using the event confirmation code of 6061757. A listen-only webcast will be provided at www.lambweston.com.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 60 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “continue,” “expect,” “drive,” “support,” “grow,” “will,” “expand,” “make,” “invest,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, and business outlook and prospects. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the Company’s ability to successfully execute its long-term value creation strategies; its ability to execute on large capital projects, including construction of new production lines; the competitive environment and related conditions in the markets in which it and its joint ventures operate; political and economic conditions of the countries in which it and its joint ventures conduct business and other factors related to its international operations; disruption of its access to export mechanisms; risks associated with possible acquisitions, including its ability to complete acquisitions or integrate acquired businesses; its debt levels; the availability and prices of raw materials; changes in its relationships with its growers or significant customers; the success of its joint ventures; actions of governments and regulatory factors affecting its businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; its ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented Adjusted Income from Operations, Adjusted EBITDA including unconsolidated joint ventures, Adjusted Diluted EPS, segment product contribution margin and adjusted income tax expense, net income, net income attributable to Lamb Weston and net income available to Lamb Weston stockholders, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income, diluted earnings per share, cash flow from operations, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations. Management believes that presenting these non-GAAP financial measures provides investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

The Company also provides earnings guidance on a non-GAAP basis. The Company cannot predict certain elements that are included in reported GAAP results, including items such as strategic developments, acquisition and integration costs, and other items impacting comparability. This list is not inclusive of all potential items, and the Company will update as necessary as these items are evaluated on an ongoing basis, can be highly variable and could be significant to its GAAP measures. As such, prospective quantification of these items is not feasible and a full reconciliation of non-GAAP Adjusted EBITDA including unconsolidated joint ventures to GAAP net income has not been provided.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, dollars in millions, except per share amounts)

	Thirteen Weeks Ended (1)		Thirty-Nine Weeks Ended (1)
	February 24,	February 25,	February 24,	February 25,
	2019 (2)	2018	2019 (2)	2018
Net sales	$926.8	$863.4	$2,753.1	$2,505.5
Cost of sales	653.4	621.1	2,000.1	1,858.7
Gross profit	273.4	242.3	753.0	646.8
Selling, general and administrative expenses (2)	79.6	73.1	232.6	200.2
Income from operations	193.8	169.2	520.4	446.6
Interest expense, net	27.0	28.5	80.0	81.1
Income before income taxes and equity method earnings	166.8	140.7	440.4	365.5
Income tax expense	39.6	7.5	107.9	93.1
Equity method investment earnings	14.2	26.4	44.3	58.5
Net income	141.4	159.6	376.8	330.9
Less: Income attributable to noncontrolling interests	—	2.8	8.6	14.1
Net income attributable to Lamb Weston Holdings, Inc.	$141.4	$156.8	$368.2	$316.8
Earnings per share
Basic	$0.96	$1.07	$2.44	$2.15
Diluted	$0.95	$1.06	$2.42	$2.14
Dividends declared per common share	$0.20000	$0.19125	$0.58250	$0.56625

Computation of diluted earnings per share:
Net income attributable to Lamb Weston Holdings, Inc.	$141.4	$156.8	$368.2	$316.8
Less: Increase in redemption value of noncontrolling interests in excess of earnings allocated, net of tax benefits (3)	0.5	0.9	11.4	2.2
Net income available to Lamb Weston common stockholders	$140.9	$155.9	$356.8	$314.6
Diluted weighted average common shares outstanding	147.4	147.1	147.3	146.9
Diluted earnings per share (3)	$0.95	$1.06	$2.42	$2.14

(1)

On May 28, 2018, the Company adopted Accounting Standards Update 2014-09, Revenue from Contracts with Customers  (“new revenue standard”), using the modified retrospective method. The Company recognized a $13.7 million cumulative effect of initially applying the new revenue standard as an adjustment to opening retained earnings. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods.

Sales of customized products are generally recurring, thereby limiting the net impact of the adoption of the new revenue standard. During the thirteen and thirty-nine weeks ended February 24, 2019, the new revenue standard increased sales $18.5 million and $21.1 million, net income $4.4 million and $5.1 million, and diluted earnings per share $0.02 and $0.03, respectively.  See Note 2, Revenue from Contracts with Customers, of the Condensed Notes to Consolidated Financial Statements in “Part I, Item 1. Financial Statements” in the Company’s fiscal 2019 third quarter Form 10-Q, for more information.

(2)

The thirteen and thirty-nine weeks ended February 25, 2018, include $1.7 million and $7.9 million, respectively, of expenses related to the Company’s separation from Conagra. These expenses related primarily to professional fees and other employee-related costs.

(3)

The thirty-nine weeks ended February 24, 2019, included accretion, net of tax benefits, of $10.0 million, or $0.07 per share, which the Company recorded to increase the redeemable noncontrolling interest to the amount the Company paid to acquire the remaining 50.01% interest in Lamb Weston BSW. While the accretion, net of tax benefits, reduced net income available to Lamb Weston common stockholders and earnings per share, it did not impact net income in the Consolidated Statements of Earnings. Net income includes 100% of Lamb Weston BSW’s earnings beginning November 2, 2018, the date the Company entered into the definitive agreement to acquire the remaining interest in Lamb Weston BSW. See Note 10, Investments in Joint Ventures, of the Condensed Notes to Consolidated Financial Statements in “Part I, Item 1. Financial Statements” in the Company’s fiscal 2019 third quarter Form 10-Q, for more information.

The thirteen weeks ended February 24, 2019, included $0.5 million, or $0.01 per share, decrease in tax benefits related to the purchase of the remaining 50.01% interest in Lamb Weston BSW.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, dollars in millions, except share amounts)

	February 24,	May 27,
	2019 (1)	2018
ASSETS
Current assets:
Cash and cash equivalents	$17.2	$55.6
Receivables, less allowance for doubtful accounts of $0.7 and $0.6	359.3	225.9
Inventories	588.2	549.7
Prepaid expenses and other current assets	103.3	99.2
Total current assets	1,068.0	930.4
Property, plant and equipment, net	1,557.0	1,420.8
Goodwill	208.8	135.1
Intangible assets, net	38.3	35.4
Equity method investments	222.8	219.8
Other assets	16.3	11.1
Total assets	$3,111.2	$2,752.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$98.7	$9.6
Current portion of long-term debt and financing obligations	37.4	38.7
Accounts payable	308.8	254.4
Accrued liabilities	221.7	216.0
Total current liabilities	666.6	518.7
Long-term liabilities:
Long-term debt, excluding current portion	2,288.6	2,336.7
Deferred income taxes	126.6	92.1
Other noncurrent liabilities	85.6	84.3
Total long-term liabilities	2,500.8	2,513.1
Commitments and contingencies
Redeemable noncontrolling interest	—	55.6
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 146,620,264 and 146,395,866 shares issued	146.6	146.4
Additional distributed capital	(896.8)	(900.4)
Retained earnings	722.5	426.4
Accumulated other comprehensive loss	(13.3)	(4.3)
Treasury stock, at cost, 236,774 and 63,534 common shares	(15.2)	(2.9)
Total stockholders' deficit	(56.2)	(334.8)
Total liabilities and stockholders’ equity	$3,111.2	$2,752.6

(1)	See footnote (1) to the Consolidated Statements of Earnings above for a discussion of the impact of adopting the new revenue standard.

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in millions)

	Thirty-Nine Weeks Ended
	February 24,	February 25,
	2019	2018
Cash flows from operating activities
Net income	$376.8	$330.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	117.5	104.1
Stock-settled, stock-based compensation expense	13.7	10.1
Earnings of joint ventures in excess of distributions	(9.0)	(22.0)
Deferred income taxes	38.5	(16.0)
Pension expense, net of contributions	5.6	4.2
Other	(1.5)	(6.7)
Changes in operating assets and liabilities, net of acquisition:
Receivables	(43.3)	(51.4)
Inventories	(104.7)	(105.4)
Income taxes payable/receivable, net	14.1	38.0
Prepaid expenses and other current assets	(7.0)	(11.5)
Accounts payable	51.6	31.6
Accrued liabilities	(7.9)	4.3
Net cash provided by operating activities	$444.4	$310.2
Cash flows from investing activities
Additions to property, plant and equipment	(244.2)	(204.4)
Acquisition of business, net of cash acquired	(88.6)	—
Other	(1.1)	(2.4)
Net cash used for investing activities	$(333.9)	$(206.8)
Cash flows from financing activities
Proceeds from short-term borrowings, net	89.3	9.4
Debt repayments	(57.1)	(29.9)
Dividends paid	(84.0)	(82.2)
Acquisition of noncontrolling interest	(78.2)	—
Repurchase of common stock and common stock withheld to cover taxes	(12.3)	(2.1)
Cash distributions paid to noncontrolling interest	(6.1)	(12.4)
Other	1.1	0.8
Net cash used for financing activities	$(147.3)	$(116.4)
Effect of exchange rate changes on cash and cash equivalents	(1.6)	5.3
Net decrease in cash and cash equivalents	(38.4)	(7.7)
Cash and cash equivalents, beginning of the period	55.6	57.1
Cash and cash equivalents, end of period	$17.2	$49.4

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
			Year-Over-
	February 24,	February 25,	Year Growth
	2019	2018	Rates	Price/Mix	Volume
Segment sales (1)
Global	$498.2	$448.7	11%	2%	9%
Foodservice	265.5	253.5	5%	4%	1%
Retail	129.0	130.2	(1%)	1%	(2%)
Other	34.1	31.0	10%	6%	4%
	$926.8	$863.4	7%	3%	4%

Segment product contribution margin (1) (2)
Global	$128.8	$113.9	13%
Foodservice	94.8	89.5	6%
Retail	29.1	30.3	(4%)
Other	11.8	0.9	NM
	264.5	234.6	13%
Other selling, general, and administrative expenses (3)	70.7	65.4	8%
Income from operations	$193.8	$169.2	15%

Items impacting comparability (3)
Expenses related to the Separation	$—	$1.7

Adjusted income from operations (4)	$193.8	$170.9	13%

(1)	See footnote (1) to the Consolidated Statements of Earnings above for a discussion of the impact of adopting the new revenue standard.

(2)

Product contribution margin is defined as net sales, less cost of sales and advertising and promotion expenses. Segment product contribution margin excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance for the period.

(3)

The thirteen weeks ended February 25, 2018 includes $1.7 million of expenses related to the Company’s separation from Conagra. These expenses related primarily to professional fees and other employee-related costs.

(4)

Adjusted income from operations is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. This non-GAAP measure provides a means to evaluate the performance of Lamb Weston’s segments and the Company on an ongoing basis using the same measures that are frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirty-Nine Weeks Ended
			Year-Over-
	February 24,	February 25,	Year Growth
	2019	2018	Rates	Price/Mix	Volume
Segment sales (1)
Global	$1,434.9	$1,279.5	12%	6%	6%
Foodservice	843.0	805.8	5%	5%	0%
Retail	369.1	324.2	14%	6%	8%
Other	106.1	96.0	11%	9%	2%
	$2,753.1	$2,505.5	10%	6%	4%

Segment product contribution margin (1) (2)
Global	$335.6	$275.9	22%
Foodservice	294.2	272.2	8%
Retail	77.8	66.1	18%
Other	24.0	16.0	50%
	731.6	630.2	16%
Other selling, general, and administrative expenses (3)	211.2	183.6	15%
Income from operations	$520.4	$446.6	17%

Items impacting comparability (3)
Expenses related to the Separation	$—	$7.9

Adjusted income from operations (4)	$520.4	$454.5	14%

(1)	See footnote (1) to the Consolidated Statements of Earnings above for a discussion of the impact of adopting the new revenue standard.

(2)

Product contribution margin is defined as net sales, less cost of sales and advertising and promotion expenses. Segment product contribution margin excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance for the period.

(3)

The thirty-nine weeks ended February 25, 2018 includes $7.9 million of expenses related to the Company’s separation from Conagra. These expenses related primarily to professional fees and other employee-related costs.

(4)

Adjusted income from operations is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. This non-GAAP measure provides a means to evaluate the performance of Lamb Weston’s segments and the Company on an ongoing basis using the same measures that are frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions, except per share amounts)

	Thirteen Weeks Ended February 24, 2019
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$193.8	$27.0	$39.6	$14.2	$141.4	$141.4	$140.9	$0.95
Items impacting comparability (1) (2):
Tax benefits related to increase in redemption value of noncontrolling interests	—	—	—	—	—	—	0.5	0.01
Transition tax adjustment (3)	—	—	1.0	—	(1.0)	(1.0)	(1.0)	(0.01)
Total items impacting comparability	—	—	1.0	—	(1.0)	(1.0)	(0.5)	—
Adjusted (4)	$193.8	$27.0	$40.6	$14.2	$140.4	$140.4	$140.4	$0.95

	Thirteen Weeks Ended February 25, 2018
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$169.2	$28.5	$7.5	$26.4	$159.6	$156.8	$155.9	$1.06
Items impacting comparability (1) (2):
Expenses related to the Separation	1.7	—	0.5	—	1.2	1.2	1.2	0.01
Tax reform (5)	—	—	24.0	—	(24.0)	(24.0)	(24.0)	(0.16)
Total items impacting comparability	1.7	—	24.5	—	(22.8)	(22.8)	(22.8)	(0.15)
Adjusted (4)	$170.9	$28.5	$32.0	$26.4	$136.8	$134.0	$133.1	$0.91

	Thirty-Nine Weeks Ended February 24, 2019
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$520.4	$80.0	$107.9	$44.3	$376.8	$368.2	$356.8	$2.42
Items impacting comparability (1) (2):
Increase in redemption value of noncontrolling interests, net of tax benefits	—	—	—	—	—	—	10.0	0.07
Transition tax adjustment (3)	—	—	1.0	—	(1.0)	(1.0)	(1.0)	(0.01)
Total items impacting comparability	—	—	1.0	—	(1.0)	(1.0)	9.0	0.06
Adjusted (4)	$520.4	$80.0	$108.9	$44.3	$375.8	$367.2	$365.8	$2.48

	Thirty-Nine Weeks Ended February 25, 2018
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$446.6	$81.1	$93.1	$58.5	$330.9	$316.8	$314.6	$2.14
Items impacting comparability (1) (2):
Expenses related to the Separation	7.9	—	2.8	—	5.1	5.1	5.1	0.03
Tax reform (5)	—	—	24.0	—	(24.0)	(24.0)	(24.0)	(0.16)
Total items impacting comparability	7.9	—	26.8	—	(18.9)	(18.9)	(18.9)	(0.13)
Adjusted (4)	$454.5	$81.1	$119.9	$58.5	$312.0	$297.9	$295.7	$2.01

(1)	See footnotes (1), (2), and (3) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(2)	Items impacting comparability are tax-effected at the marginal rate based on the applicable tax jurisdiction.

(3)

The thirteen and thirty-nine weeks ended February 24, 2019, included a $1.0 million decrease in income tax expense related to the true-up of the transition tax on previously untaxed foreign earnings under the Tax Act.

(4)

Adjusted income from operations, income tax expense, net income, net income attributable to Lamb Weston, net income available to Lamb Weston stockholders, and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

(5)

During the thirteen and thirty-nine weeks ended February 25, 2018 the Tax Act decreased income tax expense by a $24.0 million net discrete benefit which consisted of a $38.7 million non-cash benefit from the re-measurement of the Company’s net U.S. deferred tax liabilities using the new U.S. statutory tax rate, partially offset by a $14.7 million transition tax on the Company’s previously untaxed foreign earnings.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA including unconsolidated joint ventures, which is considered a non-GAAP financial measure. The following table reconciles net income attributable to Lamb Weston to Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 24,	February 25,	February 24,	February 25,
	2019	2018	2019	2018
Net income attributable to Lamb Weston Holdings, Inc.	$141.4	$156.8	$368.2	$316.8
Income attributable to noncontrolling interests	—	2.8	8.6	14.1
Equity method investment earnings	(14.2)	(26.4)	(44.3)	(58.5)
Interest expense, net	27.0	28.5	80.0	81.1
Income tax expense	39.6	7.5	107.9	93.1
Income from operations	193.8	169.2	520.4	446.6
Depreciation and amortization	39.2	36.4	114.0	100.7
Items impacting comparability (1)
Expenses related to the Separation	—	1.7	—	7.9
Adjusted EBITDA (2) (3)	233.0	207.3	634.4	555.2

Unconsolidated Joint Ventures (4)
Equity method investment earnings	14.2	26.4	44.3	58.5
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	6.0	7.8	20.5	21.4
Add: EBITDA from unconsolidated joint ventures	20.2	34.2	64.8	79.9

Consolidated Joint Ventures (4)
Income attributable to noncontrolling interests	—	(2.8)	(8.6)	(14.1)
Interest expense, income tax expense, and depreciation and
amortization included in income attributable to noncontrolling interests	—	(1.1)	(1.7)	(3.1)
Subtract: EBITDA from consolidated joint ventures	—	(3.9)	(10.3)	(17.2)

Adjusted EBITDA including unconsolidated joint ventures (2)	$253.2	$237.6	$688.9	$617.9

(1)	See footnote (2) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(2)

Adjusted EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. Lamb Weston presents this measure because the Company believes it provides a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. This non-GAAP measure is not intended to be a substitute for GAAP financial measures and should not be used as such.

(3)	Adjusted EBITDA includes EBITDA from consolidated joint ventures.

(4)

Lamb Weston holds equity interests in two potato processing joint ventures, including 50% of Lamb-Weston/RDO Frozen and Lamb-Weston/Meijer v.o.f., which it accounts for its ownership under the equity method of accounting. Prior to purchasing the remaining 50.01% interest in its Lamb Weston BSW joint venture, Lamb Weston consolidated the financial statements of Lamb Weston BSW. In connection with the purchase, Lamb Weston began recognizing 100% of Lamb Weston BSW’s earnings in its Consolidated Statements of Earnings on November 2, 2018. See Note 10, Investments in Joint Ventures, of the Condensed Notes to Consolidated Financial Statements in “Part I, Item 1. Financial Statements” in the Company’s fiscal 2019 third quarter Form 10-Q, for more information.